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                                                                    EXHIBIT 99.1

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        BEVERLY ENTERPRISES  |       BEV  | Q1 2004 Earnings Call  | May 5, 2004
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o    MANAGEMENT DISCUSSION SECTION

     Operator: Good day everyone and welcome to the Beverly Enterprise's First Quarter Earnings Conference Call. Today's call is being recorded and now at this time for opening remarks and introductions, I would like to turn the call over to Mr. Jim Griffith. Please go ahead sir.


JAMES GRIFFITH, SENIOR VICE PRESIDENT, INVESTOR RELATIONS

     Good morning. The press release announcing our first quarter earnings was distributed yesterday evening and we plan to file our 10-Q later today. Also a reconciliation of non-GAAP financial measures included in the press release to their respective GAAP measures in the 10-Q is being posted on our website www.beverlycares.com. I want to remind you that the replay of this call will be available through midnight Friday, May 14 and the access numbers are in our press release. I also want to remind you that the release and this conference call are intended to be disclosure through methods reasonably designed to provide broad non-exclusionary distribution to the public in accordance with regulations FD. The Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 apply to this call. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from forecasts. These and other factors that could affect future results are addressed in materials filed with the SEC. Our CEO, Bill Floyd, will give you his view of the quarter, Jeff Freimark, our Chief Financial Officer will cover the financial highlights and after that we'll open the call to your questions. Bill.

WILLIAM FLOYD, CHAIRMAN OF THE BOARD, PRESIDENT, CHIEF EXECUTIVE OFFICER

     Good morning everyone and thanks for joining us. We have begun 2004 with a very strong first quarter. Our revenues were up nearly 11%, our continuing operations EBITDA margin increased to 9% and that's a gain of 256 basis points from the first quarter of last year and 78 basis points from the fourth quarter. Our 3 principal business units were well ahead of the 2003 first quarter whether you compare actual our same facility results. In Skilled Nursing occupancy was up 43 basis points and our 12.5% Medicare mix was at a 5-year high. Aegis Therapies outside revenues were up 70% from the same period last year, Hospice revenues were up 28%, and interest expense was down $4.2 million or 26%, and nursing facility day sales outstanding were down more than 8 days to just over 39 days compared to a year earlier period and down more than 2 days from the fourth quarter of '03.

     On our last call I talked about our increasing focus of profitable growth and our first quarter results clearly reflect this new focus, and I should point out that this growth is being generated on a more solid business platform than we've ever had in the past. We've seen strong growth trends in each of our businesses during the first quarter as well as improved operating and quality of care metrics. We expect to maintain this aggressive pace throughout the balance of the year. We're also experiencing a positive reimbursement environment at both the federal and state levels, and we expect this positive environment will also continue throughout 2004. As a result we are revising our guidance and raising our targeted EBITDA range for continuing operations in 2004 to between $175 million and $180 million. This EBITDA target does not include earnings from operations that we intend to divest this year or any potential gains on dispositions. This improved outlook does reflect strong performance in all our major businesses this year as well as the cumulative effect of the aggressive actions we've taken in prior years to improve quality, upgrade our Skilled Nursing portfolio, and profitably grow our service businesses.


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     One of the important improvements we've made that has contributed to this quarter's strong performance in Skilled Nursing facilities is the labor management system implemented late last year. It enables us to address staffing requirements at individual facilities on a far more accurate, timely, and effective basis than ever before while still continuing to improve the quality of care we provide. In the 2004 first quarter this new system helped us achieve a lower than targeted increase of 3.5% and our weighted average wage rate compared to the same period in 2003. It also helped us reduce the use of temporary labor in our nursing facilities. Registry costs were down from $2.2 million in `03 first quarter to under $1.4 million this past quarter, a reduction of almost 40%. 304 of our nursing facilities are 83% or registry free. Our current use of temporary labor is concentrated in California and the Northeast. California alone represents nearly 25% of registry costs reflecting the tight labor market there and the higher state mandatory [ph] staffing requirements. At the Northeast, our occupancy levels are running well over 90% and we rely on some temporary help to support that high level of demand. Wages and related expenses for the entire company accounted for 56.7% of total revenues during 2004 first quarter, down more than 300 basis points from the year earlier period and down almost 200 basis points from the fourth quarter of last year. We expect average [ph] wage rates to be slightly higher during the balance of the year as we implement wage increases for our care-givers reflecting in many instances Medicaid rate increases. Nevertheless, as we complete the divestiture program, we expect our EBITDA margins to average around 9% for the full year.

     Let's look at some of the other operating highlights starting with our Skilled Nursing Facilities. On a continuing operations basis, revenues were up 8.1% compared to a year earlier period. This reflects an 8% increase in our overall per diem rate average and occupancy levels averaging 88.4%, that's up 43 basis points from the first quarter of last year and above parity with the fourth quarter. We expect to maintain average occupancy at current levels throughout the balance of this year, but expect occupancy to increase in 2005 as a result of the investments we are making in our facilities this year as we continue to divest our closed facilities that are chronic under performers. The higher occupancy levels we achieved this year is due in part to the continuous success of our Alzheimer's program. We have 97 units in operation including 5 for the care of patients within advance stages of the disease, 55 of those units are averaging occupancy of 90% or greater. Since we began this program 5 years ago, the net addition to our census at these facilities totals about 400 residents. This increase is roughly the equivalent to the impact of building 5 or 6 new nursing homes at about 3 quarters of the costs. To date, we have invested $21 million in our Alzheimer program and the annual rates of return on our investment over the 5-year period range from 17% to 20%. We expect to add another 30 Alzheimer units this year including 20 advanced care units. Our longer-term plan for Alzheimer's Care is to provide this service in at least half of our Skilled Nursing Facilities and wherever we had a basic unit we expect to also offer the advanced care to provide a full continual of service for our Alzheimer's patients.

     The higher per diem average rate in our nursing facilities represents increases of 9.1% in Medicare rates and 6.3% from Medicaid and 3.2% from private and managed care. Part of the higher Medicare rate is due to the 6.26% funding increase in active last October, and this balance reflects an increase in patient acuity levels. Medicare mix also was up by 62 basis points from the 2003 first quarter and that reflects the increase in Medicare patient days. We've now increased our Medicare mix for 17 consecutive quarters, it's currently at 12.5% the highest levels since 1998 before the introduction of the prospective pay system.

     Turning to Medicaid, the 6.3% increase in our per diem average rates reflects state funding increases as well as our focus on higher acuity patients. 247 of our Skilled Nursing Facilities or 2/3rd of our portfolio are in 15 states that currently use a case mix system to determine Medicaid payments. It is similar to the Medicare program and that it aligns [ph] payment levels with patient's acuity. In these states, we've been adding registered nurses who are also documentation specialists. This enables us to ensure the accuracy and the time [ph] of our records so that we are properly reimbursed for the care we deliver. We've also successfully piloted and automated documentation system in 87 of our facilities and will introduce it companywide by the end of the


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     year. Better and more timely documentation also improves our performance on state surveys and minimizes issues that might eventually lead to litigation. We also continue to improve the quality of care we provide measured externally by our performance on state surveys. The average number of deficiencies per survey continues to decline and the number of deficiency-free surveys continues to increase. In fact 36% of our facilities surveyed during the first quarter had 3 or fewer deficiencies. Internally, we are achieving continued progress on the individual quality of care [ph] indicators, we used to benchmark our facilities and identify best practices that can be used to further improve care throughout our operations. For example, our incidents of falls during the first quarter was better than our 2003 performance as was the use of restraints [ph] and antipsychotic drugs. We also performed at or better than the national average in the 5 of the 6 new quality measures introduced by CMS.

     Our service businesses also had a very solid quarter and they continue to gain momentum for what should be their best year ever. Interest revenues from third party customers were up 70% from 2003 first quarter, the strongest sales growth for any quarter for Aegis, the significantly increased business with existing customers and also added a net 37 new customers during the period. Aegis now provides rehabilitative therapy services to 547 outside customers.

     During the past year, new customers have accounted for nearly 75% of Aegis growth, the balance from expanding the business ahead with existing customers. The pipeline for new business continues to fill and Aegis is maintaining very attractive EBITDA margins. We expect year-end revenue run rates for Aegis to exceed $270 million including a $120 million from external customers. This clearly is a business you want to grow even more aggressively, and we are exploring acquisitions that fit strategically and that will be accretive to earnings. Hospice revenues in EBITDA again grew at double-digit levels during the first quarter compared with year earlier periods. Revenues were up 28% on an increase in EBITDA [ph] in average daily census of 24%, EBITDA grew more than 40%, and the margin was up more than 200 basis points.

     The momentum in our Hospice business continued to build reenforcing our commitment to invest the resources to aggressively grow the business both internally and through strategic acquisitions. March was a strongest month ever in terms of revenues and EBITDA average daily census and missions [ph] were at record levels, the preliminary results for April are even better. We added 4 new hospice agencies in the first quarter and plan another 8 by the end of the year. So to summarize, we have strong operating trends in all our businesses, significant revenue and EBITDA gains, a positive reimbursement environment, and a lot of confidence throughout the company and our ability to achieve continued progress throughout the balance of 2004. With that I will now turn the call over to Jeff Freimark, our CFO for some financial highlights. Jeff.


JEFFREY FREIMARK, EXECUTIVE VICE PRESIDENT, CHIEF INFORMATION OFFICER

     Thank you Bill and good morning everyone. The profitable growth improved operating matrix and higher margins that Bill talked about are once again reflected in our stronger financial position. Compared with the first quarter of 2003, total debt is down $114.2 million or more than 15%. This lower debt balance plus the re-financing we completed last fall reduced interest expense in the quarter by more than $4.2 million. Nursing days sales outstanding are down 8 days from the first quarter of 2003, to just over 39 days. Excluding the effects of the Beverly Funding Corporation transaction that I'll cover in a moment, our cash balance would have approximated $285 million compared on an apples-to-apples basis with $122.1 million at the end of the 2003 first quarter and $258.8 million at the end of last year. Cash from operations during the 2004 first quarter again, excluding the BFC impact would have been positive by approximately $19 million, more than a 60% increase from the $11.6 million generated in the year earlier period. Let me address the Beverly Funding Corporation transaction, which will eliminate the last of our off balance sheet financing arrangements. It also will reduce total debt by $70 million in the second quarter, as well as increase our cash position in that period by at least $32 million. As you can see from the

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     statements provided with our earnings release the transaction also skewed some balance sheet and cash flow comparisons with earlier periods. As a result, I thought that a more complete description of the transaction might be helpful at this point.

     By way of background, Beverly Funding Corporation was created in 1990 as a means of attaining lower cost financing. Basically, BFC purchased Medicaid and Veterans Administration receivables from a Beverly subsidiary on day 1, as soon as they were generated. These receivables, in turn, served as collateral for $70 million of medium-term notes issued by BFC.

     These notes were on our balance sheet, and from 1999, when we refinanced the BFC debt. In conjunction with the refinancing, BFC qualified under the accounting regulations at that time to be deconsolidated or taken off balance sheet. These notes begin to amortize this coming June.

     Under the loan provisions, BFC was required to stop buying receivables from Beverly on March the 1, in order to accumulate the cash necessary to pay-off its medium-term notes. As a result, BFC currently has sufficient cash to repay the entire $70 million plus recur into Beverly at least $32 million in cash, reflecting the carrying value of our investments.

     Lets look, now, at the related effects of the BCF transaction on our balance sheet and statement of cash flows. For the first quarter, you'll see an increase of about $54 million in accounts receivable, reflecting receivable that formerly would have been on BFC's books. Since we now own and are recording these Medicaid and VA receivables like all other accounts receivable, this will result in a lag of 30 to 40 days for the normal collection process. I should point out, that this had absolutely no impact on days sales outstanding for nursing facility of receivables. Our DSO calculations have always treated BFC receivable the same as our other receivables. We expect to make continued progress in reducing DSOs throughout 2004. Our cash balance at March 31, and cash flow from operations for the first quarter are about $55 million lower than they would have been, the result of BFC stopping its purchase of receivable by March, the 1. For the full year, we still expect free cash to be slightly positive excluding the BFC impact. And during the second quarter, we expect to reconsolidate all remaining balances of BFC and realize the $32 million cash investment in BFC that I mentioned earlier.

     In terms of the first quarter income statement, there is no material impact from the BFC transaction. Net-net the pay off of the medium-term notes and reconsolidation of BFC is a very positive transaction for the company, and one that continues the strengthening of our financial position. If any of the line items comparisons still are unclear, I'll be happy to clarify any issues during the Q&A period.

     Turning now to our divestiture program, we sold 2 facilities during the first quarter, terminated leases on 2 others, and closed 1 facility. The net effect of these transactions is the $3.8 million of net income reported for discontinued operations. The divestiture program is currently on track for completion by the end of this year, and there continues to be high levels of interest in the facilities that we have identified.

     Our more favorable loss experience certainly contributed to a much easier renewal process for our insurance policies this year. Our policies were renewed this week and I am pleased to report that our premium cost decreased that we were once again able to retain our self-insured retention at $2 million per incident, and that we maintained the same levels of protection. Most others in our industry have self-insured retention of $5 million $10 million, or even higher per incident. The SIR level is particularly important, because it's typically the area targeted by plaintiffs attorneys. Our coverage levels provide significantly better protection and stability for our balance sheet and income statements.

     In the income statement, you will see a $5.5 million increase in the provisions for insurance and related items from continuing operations. A significant portion of this increase is due to the higher


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     premium cost we experienced in the May 2003 renewal. As I have already mentioned, the premium cost this May actually decreased. Our experience on frequency and severity of claims for continuing operations remained at more positive levels than in prior years. In the 10-Q, however, you will see a decrease of more than $9 million in general and professional liability or discontinued operations. That $9 million favorable delta and quarterly expenses from the first period of 2003 primarily reflects the impact of our divestiture strategy.

     Bill mentioned the positive reimbursement environment we are experiencing, let me add some dimension to that. We had projected an increase in our Medicaid per diem in 2004 of about 3.5% to 4% over 2003 levels net of provider taxes. We believe that its still a good range. Only 2 of the states in which we operate are awaiting CMS approval of their provider tax plans, Indiana and Pennsylvania. In addition, Missouri is awaiting approval of an increase in its existing provider tax. We do not anticipate any significant issues with the approval of these plans. Medicare reimbursement also is in a stable period. We expect a market basket inflation adjustment of about 2.5% to 2.8% effective October the 1st. We don't anticipate any significant Rust refinement activity until next year and any changes would not be effective until October, the 1st of 2005.

     Before I close, let me provide a quick update on capital spending. Our CapEx for the quarter was just under $10 million. We are in the process of ramping up our investment spending and by yearend it should be at an $80 million run rate. Our bank agreements allow for carry over CapEx spending. Including carry over, our maximum CapEx in any single year is $125 million. So we will not lose the opportunity on any CapEx we don't invest this year. With that operator, let's take questions.



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o    QUESTION AND ANSWER SECTION

     Operator: Thank you. The question and answer session will be conducted electronically today. If you would like to ask a question, simply press the "*" key followed by the digit "1" on your touchtone telephone. Also if you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.

     Once again, if you would like to ask a question or make a comment, press "*" "1" at this time, and we will first hear from Kevin Fishback of Lehman Brothers.

     (Q - KEVIN FISHBACK): Thank you, good morning everybody.

     (A): Good morning Kevin.

     (Q - KEVIN FISHBACK): I had a couple of questions, I'm wondering if you could help us think about the improvement sequentially, it looks like EBITDA was up pretty significantly from Q4, also want to get a little more color on the delta between those 2 things? Also if you could kind of point to anything in particular, you could point to the kind of [indiscernible] last 2 months that really keeps driving the increase in guidance? And then finally, again it looks like if you take Q1 number and kind of annualize it, you come up with the number kind of x the asset impairment charge of about $200 million versus your current guidance, I am not sure if your guidance assumes asset impairment charges or not, if you can give a little more clarity there and then EBITDA, you know, I guess even still the run rate will be about $189 million, if you could give a little clarity about he delta between [indiscernible] Q1 run rate and the guidance for '04?

     (A): Well Kevin first of all getting to the first part of your question, we had seen some favorable trends in the first quarter, a lot of that are made in reference to our labor management system which is kicking in. I think our reimbursement, the Medicare reimbursement and how we are tracking, you know, our residents and properly categorizing them and ensuring the right level reimbursement is happening. I think those are factors that are playing into it. I also think that we've seen better than expected results in our case mix states. So, there is a variety of factors, I am not sure I can break it down and quantify exactly how much is contributing, but there are certainly some factors that have kicked in, if you will. You know we were expecting them to do that. We were optimistic but had not seen it, and we work on put together numbers based on things that haven't happened yet. With regard to the our [ph] outlook to the year, you know we clearly are comfortable with the guidance we have given right now. There are going to be a couple of things going on during the year, like we are going to be taking up wages for our people in the field and that will be probably 25 basis points. But we still have a couple of states that were waiting to see what happens. Is there upside to that number? Absolutely, there probably [ph] could be and what we are going to do as we get more you know at the end of the second quarter, if its appropriate to adjust our guidance, we will adjust our guidance but right now we are comfortable what the number where it is.

     (A): Kevin regarding the asset impairment charges that is assumed to be included within the guidance that's being provided.

     (Q - KEVIN FISHBACK): Okay, is it just the, the asset impairment that took place in Q1 or are you expecting more asset impairment charges throughout the year?

     (A): Well at this point in time, we recorded the asset impairment charges that we expect to have to record.

     (Q - KEVIN FISHBACK): Okay, so the charge this quarter is kind of you are expected for all the 40 facilities that going to be [indiscernible]?.



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     (A): As of the end of March that was the appropriate amount to record for the asset impairment charges, we will have to access going forward on a quarterly basis.

     (Q - KEVIN FISHBACK): Okay, I guess the other thing is that this quarter was really a very strong, I was wondering if there were any kind of other like, was there any other benefits I know you said that the BFC did not have any impact on the quarter, anything else kind of one time benefit or cost in the quarter that we should think about?

     (A): The numbers that we have given you, and the numbers are net of the, there was some onetime events that took place, but when you look at our $47 million that is a, that's a run rate number. So, we are not dealing off, if you are getting at some abbreviation in the first quarter, the answers is no.

     (Q - KEVIN FISHBACK): Okay, great. Thanks very much.

     Operator: Next we will hear from Charles Lynch of CIBC World Markets.

     (Q - CHARLES LYNCH): I think that the previous question really addressed, but what was I looking at to make sure that the first quarter number is a real run rate. Just moving from that Bill, I wonder if you could talk a little bit, you had a little disappoint in the planned acquisition SunDance in December, January. Can you talk a little but about with the nice trends you are seeing in AEGIS and Hospice, what are your thoughts on acquisitions to supplement that organic growth rate now?

     (A): Well we are very committed that and we have our considerable amount of resources Charlie that our devoted to doing nothing but looking at acquisitions within the company and we are, you know, as we move forward there are several things that we are looking at. And I think, strategically we've had great success with the organic growth, but as I've stated before, we recognize we are not going to be able to get the critical mass that we need in these businesses unless we supplement the internal growth with acquisitions. So, as I said we've committed actually in the fourth quarter of last year resources within the company to do nothing but focus on acquisition opportunities and we're all over.

     (Q - CHARLES LYNCH): Great. Jeff, on the depreciation and interest expense for the quarter related to the BFC's transaction and the divestitures, can you give a sense of say going in the second quarter, what kind of numbers we should look at, is interest expense fully loaded for those transactions in the first quarter, or is there a little bit of a downtick into the second quarter? And then just lastly if you could maybe put some parameters around your expectations on patient liability costs?

     (A - JEFFREY FREIMARK): The transaction itself will have no impact as it relates to the interest in the D&A. Those numbers should pretty much hold on a go-forward basis, and regarding the patient care liability at this point in time our next actuarial [ph] report will be received following the end of the second quarter. We are not seeing anything in terms of our internal review of trend lines that is negative at this point in time. So, at this time we don't expect anything material. If that is the case and that holds, then we might see a reduction on a go-forward basis given the performance on the renewal of our excess liability program.

     (Q - CHARLES LYNCH): Okay, but the 33 70 [ph] you had in the first quarter, is all else being equal looks like a fairly stable number would you say?

     (A - JEFFREY FREIMARK): There is no reason to dispute that at this point Charlie.

     (Q - CHARLES LYNCH): Okay, great thanks a lot.

     Operator: Our next question comes from Jerry Doctrow of Legg Mason.



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     (Q - JERRY DOCTROW): Good morning

     (A): Good morning, Jerry.

     (Q - JERRY DOCTROW): I just had a couple of things and again my memory may be failing me here, but my sense was that your outlook really was a lot more negative kind of coming out of the fourth quarter, I mean, I think you have the guidance at kind of the $160 million guidance in that sort of thing and even some of that was been provided not that long ago, so I am just trying to understand sort of how quickly things changed here or what sort of the shift in perception was, because I mean my sense was again you were much negative kind of talking down numbers little but it kind of ended the year coming out of fourth quarter, and that was just sort of a big upside so. Can you help me sort of think that through as to?

     (A): Well, first of all, I would, I don't know if I'd say negative, I would say we were taking a conservative approach. You have to remember that when we were giving, talking about the outlook for the year we had no idea what was going to happen on the provider taxes, you know, the Medicaid, and we've had some approvals; we've had some direction moved in a very positive way on Medicaid. That's been certainly a big factor. We've had strong operating trends, I mean, we've had, Aegis has had some big successes in the first quarter and as we look out through the balance of the year we see that momentum continuing. So, I wouldn't say it was negative, Jerry, I'd say we were probably taking more of a conservative approach. We are going to look at, you know, as I said to Kevin, there may be some upside to the guidance we give right now, but I want to see how we end up in the second quarter before we do anything else. We are, I think, tracking, and we are seeing some very positive results, things that we did not anticipate happening or lets say things that happened were faster than what we expected, and I would use Medicaid as an example of that.

     (Q): Okay, just the rehab business, which is obviously going great, you've got lots of, I think, growth opportunities there and the one thing I worry about for the longer term on the rehab, and I'm just wondering if you guys can comment on this, is it just whether rehab ends up being vulnerable in a RUGs refinement, you know, because the broad notion by RUGs refinement is that it might shift dollars out of some of the rehab categories into the higher acuity [ph], higher medically complex categories, I was curious to get your thoughts on that?

     (A): Well, first of all, we have not seen yet. I know that's one of the hypotheticals on the RUGs refinement, but we have not seen where that's headed, and we've got an internal task force that's been assigned to look at what strategic options we would have if things did shift, but at this point we don't have any information one way or the other that suggests that it's going to go, it's going to shift, or whatever. People are going to need rehab and we are going to continue, we are going to try to look at what strategic alternatives we would have for us if there were some shifts, how would we adjust our business. We are certainly not just going to sit here and react to it. We are going to be very proactive. But right now, I think it's premature because we don't know, unless you would know something Jerry, that I don't. I haven't received any information as to even directionally where the research is going.

     (Q): No, I mean other than the general trend, conceptually what you're talking about, that's sort of what we have?

     (A): Yeah.

     (Q): And, just as I understand that side of the business, it's basically, we rehab is basically into Beverly Nursing Homes and into other nursing homes, you are not running outpatient rehab or whatever, its all kind of facility based?

     (A): That is the facility based.



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     (Q): Okay. And then just finally, wanted to maybe [indiscernible] suggest just a little color on some of the divestiture program from here, because I know initially there is the divestiture of the staffing [ph] in really high-cost States and then there has been some divestiture kind of what I would say sort of strategically getting out of places that didn't make sense may be from retail distribution whatever, kind of, can you just give me little more color on sort of what's left and kind of what's the tone of that going forward?

     (A): Sure Jerry, we had indicated on the last call that we have between 40 and 50 facilities remaining to be disposed off this year, and that it was within the in the 3 buckets, those which are patient care liability challenge, those which are strategic in nature, and those which are the lesser desirable assets or the poor performers, and that pretty remains the 3 buckets, and can't really provide any further drill down beyond that. But what I can say very clearly is that we are very much on track for completion of that program by the end of this year.

     (Q): Okay, thanks.

     Operator: Our next question comes from James Kumpel of Raymond James.

     (Q - JAMES KUMPEL): Hi, good morning.

     (A): Hello Jim.

     (Q - JAMES KUMPEL): Again, I just want to sort of expand on Jerry's question. It seems like the tone really has changed and I just want to understand, if the scope of Medicaid provider tax uncertainty represented $30 million to $40 million of annual outlook [ph], because the original guidance that you gave back in early March was just that EBITDA for `04 would be north of last year's $143 million and then it would be north of a 160, it will be 160-170 and then still could change significantly so I wondering [ph] Medicaid represents the bulk of that or in the last 2 months, if operating changes and efficiencies [indiscernible]. so much.

     (A): Well Jim, Jim, I think that Medicaid did not represents the bulk that, I mean, I would say that they have represented may be, I don't, know, you know, may be somewhere around half of that possibly, but we fetched a strong operating trends and, you know, I think the important thing that for you, you know, you won't understand is that, Beverly has had a history in the past of disappointments and you know, our philosophy, our direction is to, we were reluctant to provide any guidance for this because we had a lot of moving parts, but we agreed to provide some guidance, but we were going to take a conservative posture. Now we have had clearly, we are very pleased with the results that we have had. There have been a lot of things going on, on the business, on the service side of the business, the operating trends on Beverly Health Care have been stronger than we anticipated, and then combine that with the Medicaid rates. So, there has been sort of a convergence, if you will, of things. We had, we were seeing the beginning of some of that in, you know, when we were you know at various investor conferences, but we are prepared to go out and commit to an overly aggressive number. You know, we if any saying, we are going to earn, we are going earn on side of conservatism

     (Q - JAMES KUMPEL): On with regard to the 45 facilities that you still kind of want to get rid of over the course of '04, you know, beyond the 5 that you already did in the first quarter, can you comment on the profitability of those facilities relative to the rest basically your perspective continuing portfolio?

     (A): Yeah Jim, what we had said was that we expect the impact on discontinued ops this year to be $5 million of EBITDA.

     (Q - JAMES KUMPEL): And does that guidance hold or did that change based on?



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     (A): It holds.

     (Q - JAMES KUMPEL): You've also committed earlier to about less than $500 million of net debt?

     (A): Yeah.

     (Q - JAMES KUMPEL): By year-end and currently you are at $330 million, which is expected to improve that much more with the BFC consolidation, correct?

     (A): Well currently as of the end of the quarter we have $630 million of debt between the on and the off balance sheet that includes business of BFC and the pro forma of the cash of $285 million. So, our net debt is more in the $430 million range or so as of the end of that quarter. We continue to be very much focused on debt reduction and driving down the debt balances.

     (Q - JAMES KUMPEL): And so given that you are looking at positive free cash flow, wouldn't it hold at that likely outcome is going to be lower than $400 million and would you revise that commentary about the net debt commitment?

     (A): Well not at this point in time because the other thing that you need to bear in mind is that as Bill had indicated earlier we are very much focused on acquisitions and do believe that we will have opportunities that you have to deploy above the capital expenditure commitment, some resources for acquisitions primarily as it relates to rehab and hospice.

     (Q - JAMES KUMPEL): Okay and final thing would be on the tax rate or the tax level I should say, do you think that the first quarter's actual tax expense is something we can just pull forward or will that adjust for any particular reason over the course of the year?

     (A): Well I think that at the beginning of the year we had indicated that we expected the cash taxes for the year to be at about $5 million. We are still comfortable with that number at this point in time. You will see in the Q that we have a the minimus amount less than $200,000 for alternative minimum tax, federal alternative minimum tax accruals in the first quarter. We don't know if that at this point if that will continue to be an obligation for the year, but as of the end of the first quarter, it was something that we felt was prudent to register or accrue.

     (A): It looks like full year 2004 earnings or going to turn dramatically higher, thank you.

     (Q - JAMES KUMPEL): Thank you Jim.

     Operator: Our next question comes from A. J. Rice with Merrill Lynch.

     (Q - A. J. RICE): Hello everybody, just a couple of questions I got to ask, on the general liability, I just want to make sure I understand on the 33.7 you have on the income statement. How was that benefitting from the divestitures, how much would a positive impact of that have and is that fully reflected now or there, will it be more.

     (A - JEFFREY FREIMARK): Well AJ, it's Jeff. I would expect that there will be more that we will see over the course of the year, if you look at where we are in the $33 million that compares to $40 million for last year, and we'll provide a little bit of detailed breakdown in the Q that will be out of the end of this year. And as we move through the balance of the divestitures, and have the reclasses [ph] down for dis ops [ph] over the balance of this year, I would expect there to be some favorable improvement to that.

     (Q - A. J. RICE): Okay. How does that get evaluated, is that on a quarter-to-quarter basis or did you once a year accrual, review or what?



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     (A - JEFFREY FREIMARK): We do semi-annual actuarial reviews, which are complete actuarial analysis that are completed by Aon Risk services for us and we adjust as required both on the reserves as well as on the accrual twice the year. In addition to the formal actuarial process, we review all of our trend lines both in terms of frequency of events and severity of events on a monthly basis. And that was part and parcel of the response that I provided earlier, that were not seeing any negative trends and in fact we continue to see positive trends and the final comment on that is that when we look at the facilities that we are going to continue operating versus those that we are going to be disposing off through the course of this year, there is a wide disparity in both frequency and severity between the two camps.

     (Q - A. J. RICE): Okay [ph], I think in your comments or one of the comments to the earlier question about what are some of the risks for latter part of year, you mentioned there is several stage who are still watching, maybe can I get you to just say where are the big states that, from your perspective, that have not yet come in that you are dragging closely?

     (A): Well actually all of them will come in, AJ with the exception of Indiana and Pennsylvania.

     (Q - A. J. RICE): So Indiana and Pennsylvania are the 2 that you.

     (A): Yeah. And we are comfortable with the direction those are headed and our guidance is, the operating [ph] guidance is assuming that those move too [ph].

     (Q - A. J. RICE): Okay, and then just the last question, I know Jeff, you commented on the 2004 outlook on the taxes. Does that stay the same in 2005, I know that's looking out a little bit but or is there any reason that would change and move up to more of a traditional federal tax rate or not really?

     (A - JEFFREY FREIMARK): We don't think that that will move to a more traditional tax rate in 2005. We think that it will kick up widely but if I were to look at '04 and `05 together I think, you are looking at $5 million to $7 million range.

     (Q - A. J. RICE): Okay, all right, thanks a lot.

     (A): Bye [ph] AJ.

     Operator: Next we'll hear from Ann Chau of UBS.

     (Q - RAY GARSON [PH]): Actually Ray Garson [ph] just a couple of quick ones. First, just with respect to the MTM [ph] program, next quarter, is it still expected to be on a net basis the user cash, it understand the current asset, returns to you but I am just trying to understand as you start to keep those receivables, how many, how long before it kind of normalizes?

     (A): I think that it will probably take another quarter before it normalizes, since we had started the discontinuation of the sale of the receivables of March the 1, there will still be some impact through Q2, the reconsolidation will result in the $32 million reverting back to Beverly but the negative impacts on receivables probably through Q2.

     (Q - RAY GARSON [PH]): Okay, great and then. You said, free cash flow slightly positive or neutral, ex all the BFC transactions, is that right?

     (A): That is correct.



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     (Q - RAY GARSON [PH]): Okay, and then I think in the prepared remarks, you said, the EBITDA margin on EBITDA guidance gave about 9% or so. Can I imply you are saying roughly $2 billion of revenue guidance as well from that?

     (A): Yeah.

     (A): Yeah, that's in a ballpark.

     (Q - RAY GARSON [PH]): Okay. Thanks.

     (A): Okay.

     Operator: Thanks. We'll hear from Ealier Ferdinsky [ph] of Jefferies & Company.

     (Q - EALIER FERDINSKY [PH]): Yeah good quarter gentlemen. I must have missed something here when you were backing out the number to get to your net debt figure, you added that $70 million to your total debt that you had at the end of the quarter to get to roughly the $630 million for on and off balance sheet. Now, I understood you to say maybe I misunderstood it, you already had $70 million to pay off the loan in the off balance sheet BFC, plus an additional $32 million or $38 million on top of that, and yet when you mentioned your cash position you said only $285 million which would only imply a $55 million increase in quarter and where am I off?

     (A): At $285 million of pro forma cash is that which is only on BEI, and it does not take into account the cash that is accumulated within Beverly Funding. So, what I was referring to at that point was pro forma cash on BEI on an excess basis, and we've always said that it's between $80 million and $90 million that we consider to be baseline cash and that's what I took off of the $630 million, because what I was doing was taking a look at where we were as of the end of March.

     (Q - EALIER FERDINSKY [PH]): Okay, but once BFC is gone, so that $70 million debt will be extinguished.

     (A): Correct.

     (Q - EALIER FERDINSKY [PH]): Then you will have roughly and in order to extinguish that you will need to have $70 million of cash at BFC to pay that off.

     (A): And it's there.

     (Q - EALIER FERDINSKY [PH]): Plus as an additional $30 million some that you'll be reverting back to Beverly. Is that correct?

     (A): That is correct.

     (Q - EALIER FERDINSKY [PH]): So, therefore if you'll take the company's debt, if you would consolidate BFC today, you would have approximately $630 million of debt, and approximately $330 million of cash?

     (A): It would be slightly less than $330 million than $330 million of cash, because we didn't have all the cash accumulated as of the end of the quarter. We definitely had the $70 million of cash that was there in order to be able to fund out the medium term notes.

     (Q - EALIER FERDINSKY [PH]): So, it will be above $300 million but less than $330 million?

     (A): That would be right. As of the end of March.


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     (Q - EALIER FERDINSKY [PH]): Okay, thank you very much.

     (A): You're welcome.

     Operator: Once again to ask a question or make a comment press "*" "1" and we have a follow up from Jerry Doctrow of Legg Mason.

     (Q - JERRY DOCTROW): Just quick, I was wondering if you can give me any more color on Pennsylvania because you know the [indiscernible] 2 or 3 of the major public companies Medicaid [ph] decline to give guidance for second half, specifically I think because they were uncertain about Pennsylvania Medicaid, you know. Genesis was, I think, a little more positive. You guys seem optimistic. Can you give me any more color, and just how that's playing out and what reason do you have to believe that it's the provider tax [indiscernible] is going to be approved?

     (A): Well, I don't think we must certainly have any information that any information anyone else doesn't have, but I think that from our standpoint, we are comfortable with our ability to deliver on the numbers that we've said whether or not it gets approved.

     (Q - JERRY DOCTROW): Okay, because again I thought you said that you assumed that those things move forward?

     (A): But we are assuming that they do move forward, but if they don't move forward, it doesn't change the numbers that were communicated to you all.

     (Q - JERRY DOCTROW): Okay, okay, thanks.

     Operator: Next we have [indiscernible].

     (Q): Hi. I had a question about the labor management system that you put in place late last year, and may be a little bit more color on that as well as how that might work with the 4% increase in wages that I was talked about in the last conference call, and whether you revised that increased forecast?

     (A): Sure. Dave, you want to address that?

     (A - DAVID DEVEREAUX): Sure. We have a, we've put in place in a pilot stage [ph] late in Q4 and then rolled it out companywide Q1 of this year, a labor management system that enables each of our nursing home operators on a daily basis to click on the screen and understand exactly where they are with respect to labor and all their respective departments. And in the past they were reliant on Kronos [ph] time keeping system where they would have to go through an extended process to determine where they were from a labor standpoint and had more accurate information at 7 and 14-day intervals and made adjustments from there. We now have a capability to make adjustments on a more immediate basis, and the incremental adjustments that an Executive Director makes in the nursing home, it starts to add up over time. So, we've taken advantage of being faster and sharper in this area, and seen the benefits in Q1. As far as the 4% on wages, we still think that that's a good number. There are a number of regions throughout the company where we've not yet done our wage increases, in fact our nursing home Administers and Directors of nursing will get wage increases at the beginning of, I am sorry, in June. So, there will be others to follow. So, I think that's a good number.

     (Q): Okay, and would you say that the benefits of this system was fully reflected in Q1 results or is there more to come on that?

     (A): I think, I think the results were earlier than anticipated and I think we are going to see some continued results in some of the more
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     other pay and bonus programs in Cnet [ph], but on the other hand I don't see a lot of impact on our weighted average rate.

     (Q): Okay, and on the rehab side, I may have missed the guidance for the year, the revenue guidance or did you provide that?

     (A): We, what we said is that we would be looking at a total rehab business in the area of $215 million with the non-Beverly at a $120 million.

     (Q): Okay, so that implies that the run rate is way below where you see this business going, at $27 million for the quarter?

     (A): Yeah that 27 million is that on, that's on non-Beverly.

     (A): That's the third party business.

     (A): That's the third party business. That's not the total business.

     (Q): Okay, all right, I can work to the numbers there. Thanks a lot. That's it from me, thanks

     (A): Okay

     Operator: And Mr. Griffith there appears there are no further questions. At this time I'll turn the call back over to you for any additional or closing remarks.

     ((James Griffith, Senior Vice President, Investor Relations)

     Thank you very much for joining us. Have a great day.

     Operator: This concludes today's teleconference. Thank you all for your participation and you may now disconnect.





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